Exhibit 99.1

Global Power Equipment Group Inc.

Reports First Quarter FY2005 Results

Firm Backlog at $321 Million, 60 Percent Above Prior Year

TULSA, Oklahoma, May 9, 2005 – Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and manufacturing firm providing a broad array of equipment and services to the global energy, power infrastructure and process industries, today reported financial results for the first quarter ended March 31, 2005.

Global Power Equipment Group reported breakeven results for the first quarter of fiscal 2005 or $0.00 per share, on revenues of $67.4 million. This compares to net earnings of $0.8 million, or $0.02 per diluted share, on revenues of $55.1 million for the first quarter of fiscal 2004. First quarter 2005 earnings include the effect of the previously announced restructuring charge of approximately $0.2 million or $0.00 per share. First quarter 2004 earnings included the effect of $2.0 million, or $0.03 per share, of restructuring charges.

The Company’s gross profit for the first quarter of 2005 totaled $9.8 million representing a 14.5 percent gross margin compared to a gross profit of $11.8 million and a gross margin of 21.4 percent in the first quarter of last year. A more competitive market environment coupled with cost pressures resulting from continued higher steel and energy prices contributed to the lower gross margin performance during the first quarter.

The Company generated EBITDA (earnings before income taxes, plus interest, depreciation and amortization) of $1.8 million for the first quarter of 2005, down from the $2.4 million recorded during the same period in 2004, which included $2.0 million of restructuring charges. The decrease in EBITDA was principally due to the lower gross profit.

The Company had total cash on hand of $99.4 million at March 31, 2005, $65.7 million of which was restricted for the acquisition of Williams Industrial Services Group, which closed on April 11, 2005.

At the end of the first quarter, the Company’s firm backlog totaled $321 million compared to $200 million at the end of March 2004 and $309 million at the end of December 2004. Approximately 63 percent of the March 31, 2005 backlog consists of orders from international customers as compared to approximately 72 percent at March 27, 2004.

Al Brousseau, Global Power Equipment Group’s president and chief operating officer, stated, “Clearly the activity being reported by the major gas turbine manufacturers and our own recent awards and increased backlog point to a stronger 2006.” Mr. Brousseau further stated, “With the current cost improvement initiatives we have underway, we believe we are well positioned to improve our results.”

Global Power Equipment Group Inc.

First Quarter 2005 Earnings – Page 2

Earnings Estimate

Based upon information management currently has evaluated, in conjunction with this release, the Company estimates fiscal year 2005 revenue of between $440 and $490 million and diluted earnings per share of between $0.15 and $0.21, excluding an estimated $0.03 per diluted share of restructuring charges for the entire year related mainly to the retirement of the Company’s CEO on June 30, 2005. Management estimates second quarter 2005 earnings of approximately $0.03 to $0.05 per share, excluding an estimated $0.02 per diluted share of restructuring charges related to the CEO’s retirement, on estimated revenues of approximately $110 to $120 million and gross margins of 12.0% to 13.5%. These estimates incorporate the recently completed acquisition of Williams Industrial Services Group, which closed on April 11, 2005.

Non-GAAP Financial Measures

This release contains disclosure of EBITDA and estimated earnings per diluted share for fiscal 2005 that exclude the effect of estimated restructuring charges, which are non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The Company believes that EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income (loss) and of estimated earnings per diluted share excluding restructuring charges to estimated earnings are included in the exhibits to this release.

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. is a leading design, engineering and manufacturing firm providing a broad array of equipment and services to the global energy, power infrastructure and process industries. The Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, and has over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents and believes, in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance, repair and general plant services. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operating results, are forward-looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected, including decreased demand for new gas turbine power plants, the loss of any of our major customers, the cancellation of projects, project cost overruns, including increases in prices for energy or for materials such as steel, and unforeseen schedule delays, competition for the sale of our products or services, poor performance by our subcontractors, warranty and product liability claims, delays in integrating the operations of Williams Industrial Services Group and the Company, and changes in the economic, social and political conditions in the countries in which we operate, including fluctuations in foreign currency exchange rates. Information concerning some of the other factors that could cause actual results to

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

First Quarter 2005 Earnings – Page 3

differ materially from those in, or implied by, the forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ended December 31, 2004, and other reports on file with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

First Quarter 2005 Earnings – Page 4

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2005	March 27, 2004
Revenues	$67,387	$55,126
Cost of sales	57,606	43,313

Gross profit	9,781	11,813
Selling and administrative expenses	8,916	10,261

Operating income	865	1,552
Interest expense	896	200

Income (loss) before income taxes and minority interest	(31)	1,352
Income tax provision (benefit)	(11)	514

Income (loss) before minority interest	(20)	838
Minority interest	10	—

Net income (loss)	$(30)	$838

Basic income per common share
Weighted average shares outstanding - basic	46,813	45,657
Net income (loss)	$—	$0.02
Diluted income per common share
Weighted average shares outstanding - diluted*	46,813	46,727
Net income (loss)	$—	$0.02

*	Diluted income per common share for the three months ended March 31, 2005 excludes potentially dilutive common shares as the inclusion of the shares would be anti-dilutive.

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

First Quarter 2005 Earnings – Page 5

GLOBAL POWER EQUIPMENT GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$24,682	$24,331
Restricted cash	16,720	16,669
Accounts receivable, net of allowance of $882 and $894	37,693	40,260
Inventories	11,102	8,857
Costs and estimated earnings in excess of billings	61,303	60,861
Deferred tax assets	10,189	10,576
Other current assets	17,459	15,966

Total current assets	179,148	177,520
Property, plant and equipment, net	22,409	22,983
Deferred tax assets	52,237	51,030
Goodwill, net	45,000	45,000
Restricted cash	58,000	57,688
Other assets	12,927	12,673

Total assets	$369,721	$366,894

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$18,054	$16,854
Accounts payable	28,130	27,852
Accrued compensation and employee benefits	4,572	4,545
Accrued warranty	9,954	9,758
Billings in excess of costs and estimated earnings	55,266	52,707
Other current liabilities	7,967	8,005

Total current liabilities	123,943	119,721
Other long-term liabilities	4,102	4,374
Long-term debt, net of current maturities	77,500	78,750
Commitments and contingencies
Minority interest	1,639	1,629
Stockholders’ equity
Common stock	469	468
Paid-in capital deficit	(17,034)	(17,698)
Deferred compensation	(77)	(91)
Accumulated comprehensive income	3,104	3,636
Retained earnings	176,075	176,105

Total stockholders’ equity	162,537	162,420

Total liabilities and equity	$369,721	$366,894

Global Power Equipment Group Inc., 6120 S. Yale, Suite 1480, Tulsa, OK 74136 U.S.A.

Phone: 1-918 488-0828    FAX: 1-918 488-8389

Global Power Equipment Group Inc.

First Quarter 2005 Earnings – Page 6

GLOBAL POWER EQUIPMENT GROUP INC.

SUPPLEMENTAL STATISTICAL INFORMATION

(in thousands)

	Three Months Ended
	March 31, 2005	March 27, 2004
Net income (loss)	$(30)	$838
Add back:
Income tax provision (benefit)	(11)	514
Interest expense	896	200
Depreciation and amortization	978	838

EBITDA (a)	$1,833	$2,390

(a)	EBITDA represents net income plus income taxes, interest, depreciation and amortization. While considered the most common definition used by investors and financial analysts, the EBITDA presented above may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

GLOBAL POWER EQUIPMENT GROUP INC.

RECONCILIATION OF NON-GAAP ESTIMATED EARNINGS TO A GAAP BASIS

	Three Months Ended June 30, 2005		Twelve Months Ended December 31, 2005
	(Low estimate)	(High estimate)	(Low estimate)	(High estimate)
Estimated earnings per share on a non-GAAP basis	$0.03	$0.05	$0.15	$0.21
Impact of estimated restructuring charges	(0.02)	(0.02)	(0.03)	(0.03)

Estimated earnings per share on a GAAP basis	$0.01	$0.03	$0.12	$0.18